EXHIBIT 21

NAME AND STATE OF INCORPORATION OF SUBSIDIARIES

OF NORFOLK SOUTHERN RAILWAY COMPANY

AS OF FEBRUARY 1, 2003

Airforce Pipeline, Inc.	North Carolina
Alabama Great Southern LLC	Virginia
Alabama Great Southern Railroad Company, The	Alabama
Atlantic and East Carolina Railway Company	North Carolina
Camp Lejeune Railroad Company	North Carolina
Central of Georgia LLC	Virginia
Central of Georgia Railroad Company	Georgia
Chesapeake Western Railway	Virginia
Cincinnati, New Orleans and Texas Pacific Railway Company, The	Ohio
Citico Realty Company	Virginia
Georgia Southern and Florida Railway Company	Georgia
High Point, Randleman, Asheboro and Southern Railroad Company	North Carolina
Interstate Railroad Company	Virginia
Lamberts Point Barge Company, Inc.	Virginia
Mobile and Birmingham Railroad Company	Alabama
Norfolk and Portsmouth Belt Line Railroad Company	Virginia
Norfolk Southern International, Inc.	Virginia
Norfolk Southern – Mexico, LLC	Virginia
North Carolina Midland Railroad Company, The	North Carolina
NorfolkSouthernMexicana, S. de R.L. de C.V.	Mexico
Rail Investment Company	Delaware
Rail Technologies, Inc.	Georgia
Shenandoah-Virginia Corporation	Virginia
South Western Rail Road Company, The	Georgia
Southern Rail Terminals, Inc.	Georgia
Southern Rail Terminals of North Carolina, Inc.	North Carolina
Southern Region Coal Transport, Inc.	Alabama
Southern Region Materials Supply, Inc.	Georgia
State University Railroad Company	North Carolina
Tennessee, Alabama & Georgia Railway Company	Delaware
Tennessee Railway Company	Tennessee
Virginia and Southwestern Railway Company	Virginia
Wheelersburg Terminal LLC	Virginia
Yadkin Railroad Company	North Carolina